UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 8, 2007
COCA-COLA BOTTLING CO. CONSOLIDATED
(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4100 Coca-Cola Plaza, Charlotte, North Carolina	28211

(Address of principal executive offices)	(Zip Code)
(704) 557-4400
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On March 8, 2007, Coca-Cola Bottling Co. Consolidated (the “Company”) entered into an amended and restated $200 million unsecured revolving credit agreement (the “Amended and Restated Credit Agreement”) with the banks named therein, as lenders, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc. and Wachovia Capital Markets LLC, as joint lead arrangers and joint bookrunners, and Wachovia Bank, National Association, as syndication agent.
     The Amended and Restated Credit Agreement amends and restates the Company’s existing unsecured $100 million, five year revolving credit agreement, dated as of April 7, 2005, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 12, 2005.
     The administrative agent and certain of the parties to the Amended and Restated Credit Agreement and certain of their respective affiliates have performed in the past, and may perform in the future, banking, investment banking and other advisory services for the Company and its affiliates from time to time for which they have received, and will receive, customary fees and expenses.
     The Amended and Restated Credit Agreement increases the aggregate maximum amount available under the revolving credit facility by $100 million to a total of $200 million. Subject to obtaining commitments from the lenders and satisfying other conditions specified in the Amended and Restated Credit Agreement, the Company may increase the aggregate availability under the facility to $300 million. The Amended and Restated Credit Agreement has an initial term of five years and, unless extended, all outstanding borrowings will be due and payable on March 8, 2012. At the Company’s request and at the sole discretion of each lender, the term of the Amended and Restated Credit Agreement may be extended for an additional one-year period.
     Under the Amended and Restated Credit Agreement, the Company will pay reduced fees and interest rate spreads. Borrowings under the Amended and Restated Credit Agreement will bear interest, at the Company’s option, calculated according to a base rate or a Eurodollar rate, as the case may be, plus an applicable margin. The applicable margin for a base rate borrowing is 0.000%. Depending on the Company’s credit ratings at the time of borrowing, the applicable margin on a Eurodollar borrowing can range from 0.190% to 0.475%. At the Company’s current credit ratings, the applicable margin would be 0.350% for a Eurodollar borrowing.
     The Company will also be required to pay a utilization fee when outstanding advances exceed 50% of the total commitments. The utilization fee rate can range from 0.050% to 0.125% per annum depending on the Company’s credit ratings. The utilization fee rate would currently be 0.050% per annum. In addition, the Company must pay facility fees on the lender’s aggregate commitments under the Amended and Restated Credit Agreement ranging from 0.060% to 0.150% per annum, depending on the Company’s credit ratings. At the Company’s current credit ratings, the facility fee is 0.100% of the lender’s commitments (regardless of whether any borrowings are outstanding).
     The Amended and Restated Credit Agreement contains customary representations, warranties and covenants for a transaction of this type, including two financial covenants. The

Company’s consolidated cash flow to fixed charges ratio, as defined in the Amended and Restated Credit Agreement and determined as of the last day of each fiscal quarter, must not be less than 1.5 to 1. In addition, the Company’s consolidated funded indebtedness to cash flow ratio, as defined in the Amended and Restated Credit Agreement and determined as of the last day of each fiscal quarter, must not exceed 6.0 to 1.
     The Amended and Restated Credit Agreement also contains customary events of default, including a cross default provision and a change in control provision. In the event of a default, the administrative agent may, with the consent of the requisite lenders, or will, at the request of requisite lenders, declare the obligations under the Amended and Restated Credit Agreement immediately due and payable. For certain events of default relating to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become due and payable.
     As of the date hereof, there are no outstanding borrowings under the Amended and Restated Credit Agreement. The foregoing summary of the Amended and Restated Credit Agreement is not complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Exhibit Description

10.1	U.S. $200,000,000 Amended and Restated Credit Agreement, dated as of March 8, 2007, by and among the Company, the banks named therein and Citibank, N.A., as Administrative Agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA BOTTLING CO. CONSOLIDATED

(REGISTRANT)

Date: March 14, 2007	BY:	/s/ Steven D. Westphal

Steven D. Westphal
Principal Financial Officer of the Registrant
and
Senior Vice President and Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC
EXHIBITS
CURRENT REPORT
ON
FORM 8-K

Date of Event Reported: March 8, 2007	Commission File No: 0-9286
COCA-COLA BOTTLING CO. CONSOLIDATED
EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	U.S. $200,000,000 Amended and Restated Credit Agreement, dated as of March 8, 2007, by and among the Company, the banks named therein and Citibank, N.A., as Administrative Agent.

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